Exhibit 99.1
FINAL
SKILLED HEALTHCARE GROUP COMPLETES FINANCIAL RESTATEMENT RELATED TO
ACCOUNTS RECEIVABLE RESERVES
FOOTHILL RANCH, Calif.— June 29, 2009—Skilled Healthcare Group, Inc. (NYSE: SKH) today announced the completion of its special investigation relating to the understatements of its accounts receivable reserves in its financial statements for the periods January 1, 2006 through March 31, 2009. The Company has completed the restatement of its consolidated financial statements for the three years ended December 31, 2008 and each of the quarterly periods from January 1, 2007 through March 31, 2009 and today filed an amended Annual Report on Form 10-K/A for the year ended December 31, 2008 and an amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009 with the Securities and Exchange Commission. As previously reported, the investigation was initiated and directed by the Audit Committee of the Company’s Board of Directors.
Financial Restatement
Cumulative charges against after-tax earnings for all periods affected between January 1, 2006 and March 31, 2009 were $8.4 million in the aggregate, consistent with the estimate that management provided on June 9, 2009 of between $8 million and $9 million. The accompanying tables provide a summary of changes to the consolidated income statement. Additional detail is provided in the Form 10-Q/A and Form 10-K/A filed today.
Summary of Findings
The special investigation confirmed, as previously reported, that management identified the errors through an internal review of its reserves for accounts receivable after a former senior officer of the long-term care segment left the Company for unrelated reasons. After determining that the former employee had acted in a manner inconsistent with the Company’s accounting and disclosure policies and practices, management recommended to the Audit Committee that a restatement was required. The Audit Committee then initiated and directed a special investigation regarding the accounting issues raised by the former employee’s improper dating of accounts receivable. Under the oversight of the Audit Committee, internal audit personnel with the assistance of outside legal counsel and other advisors investigated the matter and reviewed the Company’s internal controls related to accounts receivable reserves for the long-term care segment. The evidence developed during the investigation demonstrated that the former employee intentionally manipulated certain financial information in violation of Company policy and thereby causing the Company to understate its accounts receivable reserves. The investigation found no evidence that anyone else within the Company knew of, or participated in, the improper conduct.
“Over the last few weeks, we have worked vigorously to investigate the matter and submit amended SEC filings,” noted Boyd Hendrickson, Chairman and Chief Executive Officer, “In addition, we have taken remedial action and remain committed to maintaining a strong control environment, high ethical standards and confidence in our financial statements.”
Guidance
The revised guidance, provided on June 9, 2009 and based solely on the expected restatement, remains unchanged.

CONFIDENTIAL
About Skilled Healthcare Group
Skilled Healthcare Group, Inc. companies operate skilled nursing facilities and a rehabilitation therapy business, which focus on creating a culture that attracts and retains an innovative, caring and ethical team that provides high-quality care to patients, and has a strong reputation for treating patients who require a high level of skilled nursing care and extensive rehabilitation therapy. We also provide other related healthcare services, including assisted living care and hospice care. References made in this release to Skilled Healthcare, “the Company”, “we”, “us” and “our” refer to Skilled Healthcare Group, Inc and each of its wholly-owned companies. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.
Forward-Looking Statements
This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. Specific forward-looking statements with respect to this release relate to the Company’s guidance for 2009. These forward-looking statements are based on current expectations and projections about future events and are qualified by the assumptions contained in our June 9, 2009 press release.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, unanticipated accounting issues or audit issues regarding the financial data with respect to the periods to be restated; inability of the Company or its independent auditor to confirm information or data discovered in the restatement process; the Company’s inability to design or improve internal controls to address issues causing the restatement; the detection of wrongdoing or improper activities related to the restatement; and other risks and uncertainties discussed more fully in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2008 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein) and in the Company’s subsequent reports on Form 10-Q/A and Form 8-K.
Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

CONFIDENTIAL
Skilled Healthcare Group
Condensed Consolidated Income Statements — RESTATED
($ in millions, except per share data)

	Q1 2009			Full Year 2008
	Previously			Previously
	Reported	RESTATED	Variance	Reported	RESTATED	Variance
Revenue	$189.5	$189.5	$—	$733.3	$733.3	$—
Cost of sales	$148.8	$150.2	$1.4	$578.5	$583.6	$5.1
Income (loss) before provision for (benefit from) income taxes	$17.2	$15.8	$(1.4)	$57.3	$52.2	$(5.1)
Provision for (benefit from) income taxes	$6.3	$5.8	$(0.5)	$20.1	$18.1	$(2.0)

Net income (loss)	$10.9	$10.0	$(0.9)	$37.2	$34.1	$(3.1)

Net income (loss) attributable to common stockholders	$10.9	$10.0	$(0.9)	$37.2	$34.1	$(3.1)
Earnings Per Share, basic	$0.29	$0.27	$(0.02)	$1.02	$0.93	$(0.09)
Earnings Per Share, diluted	$0.29	$0.27	$(0.02)	$1.01	$0.92	$(0.09)

	Full Year 2007			Full Year 2006
	Previously			Previously
	Reported	RESTATED	Variance	Reported	RESTATED	Variance
Revenue	$634.6	$634.6	$—	$531.7	$531.7	$—
Cost of sales	$501.0	$504.0	$3.0	$417.7	$421.9	$4.2
Income (loss) before provision for (benefit from) income taxes	$30.1	$27.1	$(3.0)	$29.5	$25.4	$(4.1)
Provision for (benefit from) income taxes	$13.0	$11.8	$(1.2)	$12.2	$10.6	$(1.6)

Net income (loss)	$17.1	$15.3	$(1.8)	$17.3	$14.8	$(2.5)

Net income (loss) attributable to common stockholders	$9.8	$7.9	$(1.9)	$(1.1)	$(3.6)	$(2.5)
EPS, basic	$0.36	$0.29	$(0.07)	$(0.09)	$(0.31)	$(0.22)
EPS, diluted	$0.35	$0.29	$(0.06)	$(0.09)	$(0.31)	$(0.22)
(1)	Line items, other than revenue, above reflect only those affected by restatement.

(2)	Information by quarter available in amended SEC Form 10K/A and 10Q/A filings.
Media Contact:
Dan Hilley
Abernathy MacGregor Group
DCH@abmac.com
213-630-6550
Investor Contact:
Dev Ghose or Shelly Hubbard
Skilled Healthcare Group
949-282-5800

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